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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

                                                                    STATE OR COUNTRY OF
SUBSIDIARIES OF REGISTRANT                                     INCORPORATION OR ORGANIZATION
--------------------------                                     -----------------------------
Leviton Manufacturing Co., Inc. ............................             Delaware
Thomas & Betts Caribe, Inc. ................................             Delaware
Thomas & Betts International, Inc. .........................             Delaware
Thomas & Betts Limited......................................               Canada
Thomas & Betts Commander LP.................................               Canada

     The Registrant has omitted 6 subsidiaries operating in the U.S. and 54 subsidiaries operating in foreign countries. The Registrant's subsidiaries are in the same businesses.